Exhibit (n)(2)

KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 12, 2026, with respect to the consolidated financial statements of Sixth Street Specialty Lending, Inc. (and subsidiaries) and the effectiveness of internal control over financial reporting, incorporated herein by reference, and our report dated February 12, 2026, with respect to the senior securities table, incorporated by reference, and to the references to our firm under the headings “Financial Highlights,” “Senior Securities,” and “Experts” in the registration statement on Form N-2.

/s/ KPMG LLP

New York, New York

November 9, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.